Exhibit 99

News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES REPORTS FISCAL 2009 FIRST QUARTER RESULTS

- Repurchased 251,463 Common Shares in Fiscal 2009 to Date -

Dayton, Ohio (June 9, 2009) – REX Stores Corporation (NYSE: RSC) today announced financial results for the three month period ended April 30, 2009 (the first quarter of the Company’s 2009 fiscal year). The Company will host a conference call and webcast this morning (details below) to review the results.

Select Balance Sheet and Segment Balance Sheet Data

Reflecting the fiscal 2009 first quarter repayment of $7.5 million of mortgage debt as well as the use during the fiscal 2009 first quarter of approximately $1.2 million for the repurchase of 154,563 common shares, as of April 30, 2009, REX had unrestricted cash and cash equivalents of approximately $84.3 million.

	April 30, 2009	Jan. 31, 2009	April 30, 2008
Assets:
Retail	$52,135	$80,437	$112,449
Alternative energy	263,204	249,422	192,323
Corporate	125,246	121,429	121,665
Total assets	$440,585	$451,288	$426,437

Fiscal 2009 First Quarter Income Statement Review

Late in fiscal 2008 REX leased 37 owned retail locations to a third party who also entered into a lease and sublease for two store locations leased by REX. The Company plans to fully discontinue its retail operations during the 2009 fiscal year and going forward expects to recognize deferred income from service contracts and prior real estate sales which should largely offset costs incurred in exiting this segment. The table below summarizes net sales and revenue from REX’s retail and alternative energy segments and (loss) income from continuing operations for the three month periods ended April 30, 2009 and April 30, 2008. Certain amounts differ from those previously reported as a result of some stores being reclassified into discontinued operations.

-more-

REX Reports Fiscal 2009 First Quarter Results, 6/9/09	page 2

	Three Months Ended April 30,
	2009	2008
Net sales and revenue:
Retail	$15,616	$25,642
Alternative energy	14,118	1,167
Total net sales and revenues	$29,734	$26,809

Segment profit (loss):
Retail segment (loss) profit	$(453)	$713
Alternative energy segment (loss) profit	(2,003)	428
Corporate expense	(383)	(537)
Indirect interest expense	(201)	(112)
Indirect investment income	230	664
Income from synthetic fuel investments	-	670
(Loss) income from continuing operations before income taxes	$(2,810)	$1,826

The Company’s financial results reflect the consolidation of its investments in two ethanol affiliates, Levelland Hockley County Ethanol, LLC (“Levelland Hockley”) and One Earth Energy LLC (“One Earth”).

In the quarter ended April 30, 2009 REX incurred a loss from continuing operations, net of tax, attributable to common shareholders of $1.3 million, or $0.14 per diluted share attributable to REX common shareholders. In the first quarter of fiscal 2008 REX reported income from continuing operations, net of tax, attributable to common shareholders of $1.6 million, or $0.13 per diluted share attributable to REX common shareholders.

During the fiscal 2009 first quarter REX recorded $0.2 million in investment income compared to $0.9 million of investment income in the comparable prior year period. The decline primarily reflects the lower yields available on cash balances in the current period. In the fiscal 2009 first quarter the Company incurred $0.8 million in interest expense compared to $0.1 million of interest expense in the comparable prior year period. The increase is primarily attributable to the Company’s consolidation of its investments in Levelland Hockley, which prior to going into production capitalized interest expense. In the three months ended April 30, 2009 REX incurred a $0.2 million loss on disposal on real estate, net, as well as a $0.1 million loss on early termination of debt. In the three months ended April 30, 2008 REX recorded $0.7 million of income from synthetic fuel investments. In the three months ended April 30, 2009 and 2008 the Company incurred a $0.3 million pre-tax loss and $1.0 million pre-tax gain, respectively, related to its unconsolidated ethanol affiliates, Patriot Renewable Fuels, LLC and Big River Resources, LLC.

During the fiscal 2009 first quarter the Company incurred a $0.6 million loss on derivative financial instruments, net, held by its consolidated ethanol entities (Levelland Hockley and One Earth) compared to a gain of $0.5 million during the fiscal 2008 first quarter.

-more-

REX Reports Fiscal 2009 First Quarter Results, 6/9/09	page 3

REX recorded, from continuing operations, a $0.9 million benefit for income taxes in the quarter ended April 30, 2009 compared with a $0.5 million income tax expense in the comparable prior year period. During the quarters ended April 30, 2009 and 2008, REX recognized a $0.4 million loss and $0.04 million loss, respectively from discontinued operations, net of taxes. Net loss attributable to common shareholders in the quarter ended April 30, 2009 was $1.7 million, or $0.19 per diluted share compared with net income of $1.5 million, or $0.13 per diluted share, in the same period of fiscal 2008. Per share results are based on 9,298,000 and 11,620,000 diluted weighted average shares outstanding for the quarters ended April 30, 2009 and April 30, 2008, respectively.

During the fiscal 2009 first quarter REX purchased 154,563 shares of its common stock in open market transactions. In the fiscal second quarter to date, REX repurchased an additional 96,900 shares. Reflecting all purchases to-date, the Company has approximately 327,885 authorized shares remaining available to purchase under the expanded February 2009 stock buy-back authorization and presently has approximately 9,225,000 shares of common stock outstanding.

REX Stores’ Current Ethanol Production Interests

	REX’s			Production
	Capital			Nameplate
	Investment	REX’s	Debt	Capacity	Estimated Plant
Entity	($ in	Ownership	Investment	(millions of	Completion
	millions)	Interest	($ in millions)	gallons)	Date
Levelland Hockley County Ethanol, LLC (1)	$16.5	56%	$5.5	40	In Production
Patriot Renewable Fuels, LLC	$16.0	23%	$1.0	100	In Production
One Earth Energy, LLC	$50.8	74%	-	100	Summer 2009
Big River Resources, LLC-W. Burlington			-	92	In Production
Big River Resources, LLC-Galva	$20.0	10%	-	100	Summer 2009

(1)

On January 29, 2009, REX (through a wholly-owned subsidiary) agreed to fund up to $2.0 million in the form of a subordinated revolving line of credit to Levelland Hockley and to issue a $1.0 million letter of credit for the benefit of Levelland Hockley. These amounts are not reflected in the table above.

The Company will host a conference call and webcast today at 11:00 a.m. ET, which are open to the general public. The conference call dial-in number is 212/231-2920; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company’s website, www.rextv.com, or at www.earnings.com; please allow 15 minutes to register, download and install any necessary software.

Following its completion, a telephonic replay of the call can be accessed through 1:00 p.m. ET on June 22, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the audio replay is 21427785. Alternatively, a replay will be available on the Internet for 30 days at www.rextv.com or www.earnings.com.

-more-

REX Reports Fiscal 2009 First Quarter Results, 6/9/09	page 4

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, the fluctuating amount of income received from the Company’s synthetic fuel investments and the impact of Internal Revenue Service audits. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget, the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, and the plants operating efficiently and according to forecasts and projections. The Company does not intend to update publicly any forward-looking statements except as required by law.

-tables follow-

REX Reports Fiscal 2009 First Quarter Results, 6/9/09	page 5

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements Of Income
(In Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	April 30,
	2009	2008
Net sales and revenue	$29,734	$26,809
Cost of sales (excluding retail segment depreciation)	25,015	18,677
Gross profit	4,719	8,132
Selling, general and administrative expenses	(5,749)	(9,240)
Investment income	188	857
Interest expense	(878)	(113)
Loss on early termination of debt	(73)	-
Losses on disposals of real estate, net	(201)	-
Equity in (loss) income of unconsolidated ethanol affiliates	(260)	1,048
Income from synthetic fuel investments	-	670
(Losses) gains on derivative financial instruments, net	(556)	472
(Loss) income from continuing operations before income taxes and discontinued operations	(2,810)	1,826
Benefit (provision) for income taxes	859	(471)
(Loss) income from continuing operations including noncontrolling interest	(1,951)	1,355
Loss from discontinued operations, net of tax	(402)	(46)
Net (loss) income including noncontrolling interest	(2,353)	1,309
Net loss attributable to noncontrolling interest	622	217
Net (loss) income attributable to REX common shareholders	$(1,731)	$1,526

Weighted average shares outstanding - basic	9,298	10,729

Basic (loss) income per share from continuing operations attributable to REX common shareholders	$(0.14)	$0 .14
Basic loss per share from discontinued operations attributable to REX common shareholders	(0.05)	-
Basic net (loss) income per share attributable to REX common shareholders	$(0.19)	$0.14

Weighted average shares outstanding – diluted	9,298	11,620

Diluted (loss) income per share from continuing operations attributable to REX common shareholders	$(0.14)	$0.13
Diluted loss per share from discontinued operations attributable to REX common shareholders	(0.05)	-
Diluted net (loss) income per share attributable to REX common shareholders	$(0.19)	$0.13

Amounts attributable to REX common shareholders:
(Loss) income from continuing operations, net of tax	$(1,329)	$1,572
Loss from discontinued operations, net of tax	(402)	(46)
Net (loss) income	$(1,731)	$1,526

*	Amounts differ from those previously reported as a result of certain stores being reclassified into discontinued operations.

- balance sheet follows -

REX Reports Fiscal 2009 First Quarter Results, 6/9/09	page 6

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)
Unaudited

	April 30,	January 31,	April 30,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$85,854	$91,991	$106,301
Restricted cash	1,021	-	-
Accounts receivable, net	2,333	4,197	3,025
Inventory, net	6,477	24,374	56,800
Refundable income taxes	8,761	7,790	1,400
Prepaid expenses and other	666	1,063	804
Deferred taxes, net	8,752	13,230	10,399
Total current assets	113,864	142,645	178,729
Property and equipment, net	249,819	235,454	168,359
Other assets	11,294	12,414	14,098
Goodwill	-	-	1,322
Deferred taxes, net	23,862	18,697	21,929
Equity method investments	38,566	38,861	39,509
Investments in debt instruments	891	933	-
Restricted investments	2,289	2,284	2,491
Total assets	$440,585	$451,288	$426,437
Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital lease
obligations, alternative energy	$6,203	$5,898	$3,641
Current portion of long-term debt, other	648	1,576	1,711
Accounts payable, trade	17,178	25,167	39,409
Deferred income	10,489	11,952	13,708
Accrued restructuring charges	4,786	4,171	-
Deferred gain on sale and leaseback	599	1,558	1,436
Derivative financial instruments	2,354	1,996	588
Other current liabilities	4,090	5,951	5,928
Total current liabilities	46,347	58,269	66,421
Long-term liabilities:
Long-term debt and capital lease obligations, alternative energy	107,825	94,003	32,562
Long-term debt, other	3,371	9,936	12,714
Deferred income	11,886	13,796	16,282
Deferred gain on sale and leaseback	1,760	3,467	4,132
Derivative financial instruments	3,883	4,032	1,541
Other	4,487	4,152	6,485
Total long-term liabilities	133,212	129,386	73,716
Equity:
REX shareholders’ equity:
Common stock	299	299	298
Paid-in capital	142,678	142,486	141,867
Retained earnings	280,601	282,332	287,155
Treasury stock	(186,503)	(186,057)	(170,532)
Total REX shareholders' equity	237,075	239,060	258,788
Noncontrolling interests	23,951	24,573	27,512
Total equity	261,026	263,633	286,300
Total liabilities and equity	$440,585	$451,288	$426,437

# # #